Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FOURTH QUARTER AND FISCAL 2018 RESULTS

HILLIARD, Ohio – (May 29, 2018) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading global manufacturer of water management products and solutions for non-residential, residential, infrastructure and agricultural applications, today announced financial results for the fourth quarter and fiscal year ended March 31, 2018.

Fourth Quarter Fiscal 2018 Highlights

•	Net sales increased 2.4% to $250.1 million
•	Net income increased 73.1% to $4.9 million
•	Adjusted EBITDA (Non-GAAP) increased 114.8% to $27.0 million

Fiscal Year 2018 Highlights

•	Net sales increased 5.8% to $1,330.4 million
•	Net income increased 80.4% to $64.8 million
•	Adjusted EBITDA (Non-GAAP) increased 8.7% to $210.2 million
•	Cash flow from operating activities increased 31.5% to $137.1 million
•	Free cash flow (Non-GAAP) increased 65.8% to $95.4 million

Scott Barbour, President and Chief Executive Officer of ADS commented, “We had a strong finish to fiscal 2018, achieving our financial goals for the year through disciplined execution of our fundamentals, successfully converting traditional materials to our plastic pipe products and driving our water management solutions with allied products.”

Barbour continued, “From a top line perspective, sales in our core domestic construction markets grew 500 basis points above the market. We focused on improving profitability through sharper operating execution and achieving better returns on our capital – two critical areas of focus since I came on board last September. I am happy to report that we have made significant strides towards these goals, which was key to achieving our profitability targets for the year. With fiscal 2018 now behind us, I am excited heading into the new year and look forward to additional growth and further progress towards achieving sustained profitability and improved performance through disciplined execution.”

Fourth Quarter Fiscal 2018 Results

Net sales increased 2.4% to $250.1 million, as compared to $244.2 million in the prior year quarter. Domestic net sales increased 1.2% to $226.2 million as compared to $223.4 million in the prior year quarter, driven by favorable pricing and strong allied product sales in the construction markets. International net sales increased 15.1% to $23.9 million as compared to $20.8 million in the prior year quarter, driven by growth in Canadian construction markets and export sales.

Gross profit increased 22.6% to $48.1 million, as compared to $39.3 million the prior year quarter. As a percentage of net sales, gross profit increased 310 basis points to 19.2% compared to 16.1% in the prior year, primarily due to favorable pricing as well as lower manufacturing costs.

Adjusted EBITDA (Non-GAAP) increased 114.8% to $27.0 million, as compared to $12.6 million in the prior year quarter. As a percentage of net sales, Adjusted EBITDA increased 570 basis points to 10.8% as compared to 5.1% in the prior year. The increase in Adjusted EBITDA margin was largely attributed to the factors mentioned above as well as a decrease in selling, general and administrative expenses.

Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Fiscal Year 2018 Results

Net sales increased 5.8% to $1,330.4 million, as compared to $1,257.3 million in fiscal 2017. Domestic net sales increased 6.5% to $1,174.4 million as compared to $1,102.2 million in fiscal 2017, driven by growth in core construction markets and favorable pricing. International net sales increased slightly to $155.9 million as compared to $155.0 million in fiscal 2017.

Gross profit increased 2.3% to $302.5 million, as compared to $295.8 million in fiscal 2017. As a percentage of net sales, gross profit decreased 80 basis points to 22.7% compared to 23.5% in fiscal 2017, primarily due to increases in raw material and operational costs.

Adjusted EBITDA (Non-GAAP) increased 8.7% to $210.2 million, as compared to $193.4 million in fiscal 2017. As a percentage of net sales, Adjusted EBITDA increased 40 basis points to 15.8% as compared to 15.4% in fiscal 2017. The increase in Adjusted EBITDA margin was largely attributed to the factors mentioned above.

Income tax expense decreased 53.6% to $11.4 million and reflected the impact of the Tax Cuts and Jobs Act (“Tax Act”), including a $16.0 million benefit to income tax expense related to the revaluation of deferred tax attributes and a $1.0 million income tax expense on the Company’s deemed repatriation of foreign earnings. The income tax expense also included a $2.7 million benefit from the impact of the change in federal statutory rate.

Net cash provided by operating activities increased 31.5% to $137.1 million, as compared to $104.2 million in fiscal 2017. Free cash flow (Non-GAAP) increased 65.8% to $94.5 million, as compared to $57.6 million in fiscal 2017. Net debt (total debt and capital lease obligations net of cash) was $362.1 million as of March 31, 2018, a decrease of $60.2 million from March 31, 2017.

Fiscal Year 2019 Outlook

Based on current visibility, backlog of existing orders and business trends, the Company has provided its net sales and Adjusted EBITDA targets for fiscal 2019. Net sales are expected to be in the range of $1.375 billion to $1.425 billion and Adjusted EBITDA to be in the range of $220 to $240 million. Capital expenditures are expected to be approximately $60 to $70 million.

Webcast Information

The Company will host an investor conference call and webcast on Tuesday, May 29, 2018 at 10:00 a.m. Eastern Time. The live call can be accessed by dialing 1-866-393-4306 (US toll-free) or 1-734-385-2616 (international) and asking to be connected to the Advanced Drainage Systems, Inc. call. The live webcast will also be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available for 90 days following the call.

About the Company

Advanced Drainage Systems is the leading manufacturer of high performance thermoplastic corrugated pipe, providing a comprehensive suite of water management products and superior drainage solutions for use in the construction and infrastructure marketplace. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, agriculture and infrastructure applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 60 manufacturing plants and over 30 distribution centers. To learn more about the ADS, please visit the Company’s website at www.ads-pipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including, without limitation, factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-

insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness; fluctuations in our effective tax rate, including from the recently enacted Tax Cuts and Jobs Act; changes to our operating results, cash flows and financial condition attributable to the recently enacted Tax Cuts and Jobs Act; our ability to meet future capital requirements and fund our liquidity needs; the risk that additional information may arise that would require the Company to make additional adjustments or revisions or to restate the financial statements and other financial data for certain prior periods and any future periods, any delay in the filing of any filings with the Securities and Exchange Commission (“SEC”); the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering further weaknesses of which we are not currently aware or which have not been detected and the other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Michael Higgins

Director, Investor Relations and Business Strategy

(614) 658-0050

Mike.Higgins@ads-pipe.com

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands, except per share data)	2018	2017	2018	2017
Net sales	$250,114	$244,184	$1,330,354	$1,257,261
Cost of goods sold	201,999	204,933	1,027,873	961,451
Gross profit	48,115	39,251	302,481	295,810
Operating expenses:
Selling	22,416	22,743	92,764	91,475
General and administrative	24,041	32,521	98,392	110,950
Loss on disposal of assets and costs from exit and disposal activities	4,535	5,432	15,003	8,509
Intangible amortization	1,997	2,117	8,068	8,548
Income from operations	(4,874)	(23,562)	88,254	76,328
Other expense:
Interest expense	2,642	3,916	15,262	17,467
Derivative gains and other income, net	506	(427)	(3,950)	(5,970)
Income before income taxes	(8,022)	(27,051)	76,942	64,831
Income tax (benefit) expense	(4,401)	(10,913)	11,411	24,615
Equity in net (income) loss of unconsolidated affiliates	1,235	1,914	739	4,308
Net income	(4,856)	(18,052)	64,792	35,908
Less: net income attributable to noncontrolling interest	847	58	2,785	2,958
Net income attributable to ADS	(5,703)	(18,110)	62,007	32,950
Accretion of redeemable noncontrolling interest	-	(419)	-	(1,560)
Dividends to redeemable convertible preferred stockholders	(443)	(399)	(1,858)	(1,646)
Dividends paid to unvested restricted stockholders	(2)	(69)	(49)	(73)
Net income available to common stockholders and participating securities	(6,148)	(18,997)	60,100	29,671
Undistributed income allocated to participating securities	-	-	(4,514)	(1,700)
Net income available to common stockholders	$(6,148)	$(18,997)	$55,586	$27,971

Weighted average common shares outstanding:
Basic	56,302	55,186	55,696	54,919
Diluted	56,302	55,186	56,334	55,624
Net income per share:
Basic	$(0.11)	$(0.34)	$1.00	$0.51
Diluted	$(0.11)	$(0.34)	$0.99	$0.50
Cash dividends declared per share	$0.07	$0.06	$0.28	$0.24

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of March 31,
(Amounts in thousands)	2018	2017
ASSETS
Current assets:
Cash	$17,587	$6,450
Receivables	171,961	168,943
Inventories	263,792	258,430
Other current assets	5,113	6,743
Total current assets	458,453	440,566
Property, plant and equipment, net	399,381	406,858
Other assets:
Goodwill	103,017	100,566
Intangible assets, net	44,437	51,758
Other assets	37,954	46,537
Total assets	$1,043,242	$1,046,285
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$26,848	$37,789
Current maturities of capital lease obligations	22,007	21,450
Accounts payable	105,521	121,922
Other accrued liabilities	60,560	66,386
Accrued income taxes	6,307	8,207
Total current liabilities	221,243	255,754
Long-term debt obligations	270,900	310,849
Long-term capital lease obligations	59,963	58,710
Deferred tax liabilities	32,304	44,007
Other liabilities	25,023	26,530
Total liabilities	609,433	695,850
Mezzanine equity:
Redeemable convertible preferred stock	291,247	302,814
Deferred compensation — unearned ESOP shares	(190,168)	(198,216)
Redeemable noncontrolling interest in subsidiaries	8,471	8,227
Total mezzanine equity	109,550	112,825
Stockholders’ equity:
Common stock	11,426	12,393
Paid-in capital	364,908	755,787
Common stock in treasury, at cost	(8,277)	(436,984)
Accumulated other comprehensive loss	(21,247)	(24,815)
Retained deficit	(39,214)	(83,678)
Total ADS stockholders’ equity	307,596	222,703
Noncontrolling interest in subsidiaries	16,663	14,907
Total stockholders’ equity	324,259	237,610
Total liabilities, mezzanine equity and stockholders’ equity	$1,043,242	$1,046,285

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Fiscal Year Ended March 31,
(Amounts in thousands)	2018	2017
Cash Flow from Operating Activities
Net income	$64,792	$35,908
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,003	72,355
Deferred income taxes	(11,239)	(8,971)
Loss on disposal of assets and costs from exit and disposal activities	12,655	7,316
ESOP and stock-based compensation	18,845	17,875
Amortization of deferred financing charges	934	1,408
Fair market value adjustments to derivatives	(3,244)	(10,921)
Equity in net (income) loss of unconsolidated affiliates	739	4,308
Gain on bargain purchase of PTI acquisition	-	(609)
Other operating activities	1,010	(5,871)
Changes in working capital:
Receivables	(4,327)	15,055
Inventories	(4,841)	(27,917)
Prepaid expenses and other current assets	1,648	(2,548)
Accounts payable, accrued expenses, and other liabilities	(14,855)	6,851
Net cash provided by operating activities	137,120	104,239
Cash Flows from Investing Activities
Capital expenditures	(41,709)	(46,676)
Cash paid for acquisitions, net of cash acquired	(1,990)	(8,573)
Purchases of property, plant and equipment through financing	-	(4,620)
Proceeds from sale of corporate-owned life insurance	13,644	-
Other investing activities	(390)	(1,390)
Net cash used in investing activities	(30,445)	(61,259)
Cash Flows from Financing Activities
Proceeds from Revolving Credit Facility	487,850	412,400
Payments on Revolving Credit Facility	(512,150)	(382,600)
Payments on Term Loan	(72,500)	(10,000)
Proceeds from Senior Loan	75,000	-
Payments on Senior Notes	(25,000)	(25,000)
Proceeds from notes, mortgages, and other debt	-	1,000
Payments of notes, mortgages, and other debt	(1,905)	(870)
Payments on loans against CSV life insurance policies	-	(6,823)
Equipment financing loans	-	4,620
Debt issuance costs	(2,268)	-
Payments on capital lease obligations	(24,214)	(21,760)
Cash dividends paid	(18,478)	(16,820)
Proceeds from option exercises	9,087	4,011
Repurchase of common stock	(7,947)	-
Other financing activities	(2,428)	(983)
Net cash used in financing activities	(94,953)	(42,825)
Effect of exchange rate changes on cash	(585)	(260)
Net change in cash	11,137	(105)
Cash at beginning of period	6,450	6,555
Cash at end of period	$17,587	$6,450

Selected Financial Data

The following tables set forth net sales by reportable segment for the three and nine months ended December 31, 2017 and 2016, respectively.

	Three Months Ended			Fiscal Year Ended
(Amounts in thousands	March 31,		%	March 31,		%
except percentages)	2018	2017	Variance	2018	2017	Variance
Domestic
Pipe	$159,342	$159,149	0.1%	$835,421	$786,546	6.2%
Allied Products	66,837	64,239	4.0%	339,011	315,690	7.4%
Domestic net sales	$226,179	$223,388	1.2%	$1,174,432	$1,102,236	6.5%
International
Pipe	$17,505	$16,552	5.8%	$118,644	$122,384	(3.1%)
Allied Products	6,430	4,244	51.5%	37,278	32,641	14.2%
International net sales	$23,935	$20,796	15.1%	$155,922	$155,025	0.6%
Consolidated
Pipe	$176,847	$175,701	0.7%	$954,065	$908,930	5.0%
Allied Products	73,267	68,483	7.0%	376,289	348,331	8.0%
Net sales	$250,114	$244,184	2.4%	$1,330,354	$1,257,261	5.8%

Employee Stock Ownership Plan (“ESOP”)

The Company established an ESOP to enable employees to acquire stock ownership in ADS in the form of redeemable convertible preferred shares (“preferred shares”). All preferred shares will be converted to common shares by plan maturity, which will be no later than March 2023. The ESOP’s conversion of preferred shares into common shares will have a meaningful impact on net income, net income per share and common shares outstanding. The common shares outstanding will be greater after conversion.

Net Income

The impact of the ESOP on net income includes the ESOP deferred compensation attributable to the preferred allocated to employee accounts during the period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands)	2018	2017	2018	2017
Net income attributable to ADS	$(5,703)	$(18,110)	$62,007	$32,950
ESOP deferred compensation	3,778	2,140	11,724	9,568

Common shares outstanding

The conversion of the preferred shares will increase the number of common shares outstanding. Preferred shares will convert to common shares at plan maturity, or upon retirement, disability, death or vested terminations over the life of the plan.

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Shares in thousands)	2018	2017	2018	2017
Weighted average common shares outstanding - Basic	56,302	55,186	55,696	54,919
Conversion of preferred shares	18,030	18,686	18,298	18,857

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands)	2018	2017	2018	2017
Net income	$(4,856)	$(18,052)	$64,792	$35,908
Depreciation and amortization	19,210	18,290	75,003	72,355
Interest expense	2,642	3,916	15,262	17,467
Income tax (benefit) expense	(4,401)	(10,913)	11,411	24,615
EBITDA	12,595	(6,759)	166,468	150,345
Derivative fair value adjustments	292	377	(443)	(10,921)
Foreign currency transaction gains	1,130	49	(1,748)	(1,629)
Loss on disposal of assets and costs from exit and disposal activities	4,535	5,432	15,003	8,509
Unconsolidated affiliates interest, tax, depreciation and amortization	632	702	2,692	2,751
Contingent consideration remeasurement	6	(307)	39	(265)
Stock-based compensation expense (benefit)	1,981	5,608	7,121	8,307
ESOP deferred compensation	3,778	2,140	11,724	9,568
Executive retirement expense (benefit)	491	1,104	1,473	1,092
Inventory step up related to PTI acquisition	-	525	-	525
Bargain purchase gain on PTI acquisition	-	(609)	-	(609)
Restatement-related costs	837	2,635	4,227	24,026
Legal settlement	200	-	2,000	-
Impairment of investment in unconsolidated affiliate	312	1,300	312	1,300
Transaction costs	213	372	1,362	372
Adjusted EBITDA	$27,002	$12,569	$210,230	$193,371

Reconciliation of Segment Adjusted EBITDA to Net Income

	Three Months Ended March 31,
	2018		2017
(Amounts in thousands)	Domestic	International	Domestic	International
Net income	$(4,558)	$(298)	$(8,586)	$(9,466)
Depreciation and amortization	17,253	1,957	16,329	1,961
Interest expense	2,566	76	3,813	103
Income tax (benefit) expense	(3,384)	(1,017)	(9,533)	(1,380)
EBITDA	11,877	718	2,023	(8,782)
Derivative fair value adjustments	292	-	377	-
Foreign currency transaction gains	-	1,130	-	49
Loss on disposal of assets and costs from exit and disposal activities	3,995	540	2,753	2,679
Unconsolidated affiliates interest, tax, depreciation and amortization	295	337	262	440
Contingent consideration remeasurement	6	-	(307)	-
Stock-based compensation expense (benefit)	1,981	-	5,608	-
ESOP deferred compensation	3,778	-	2,140	-
Executive retirement expense (benefit)	491	-	1,104	-
Inventory step up related to PTI acquisition	-	-	525	-
Bargain purchase gain on PTI acquisition	-	-	(609)	-
Restatement-related costs	837	-	2,635	-
Legal settlement	200	-	-	-
Impairment of investment in unconsolidated affiliate	312	-	-	1,300
Transaction costs	213	-	372	-
Adjusted EBITDA(a)	$24,277	$2,725	$16,883	$(4,314)

	Fiscal Year Ended March 31,
	2018		2017
(Amounts in thousands)	Domestic	International	Domestic	International
Net income	$57,279	$7,513	$35,118	$790
Depreciation and amortization	66,978	8,025	63,747	8,608
Interest expense	14,929	333	17,049	418
Income tax expense	9,199	2,212	21,786	2,829
EBITDA	148,385	18,083	137,700	12,645
Derivative fair value adjustments	(443)	-	(10,921)	-
Foreign currency transaction gains	-	(1,748)	-	(1,629)
Loss on disposal of assets and costs from exit and disposal activities	14,248	755	4,793	3,716
Unconsolidated affiliates interest, tax, depreciation and amortization	1,181	1,511	1,088	1,663
Contingent consideration remeasurement	39	-	(265)	-
Stock-based compensation expense (benefit)	7,121	-	8,307	-
ESOP deferred compensation	11,724	-	9,568	-
Executive retirement expense (benefit)	1,473	-	1,092	-
Inventory step up related to PTI acquisition	-	-	525	-
Bargain purchase gain on PTI acquisition	-	-	(609)	-
Restatement-related costs	4,227	-	24,026	-
Legal settlement	2,000	-	-	-
Impairment of investment in unconsolidated affiliate	312	-	-	1,300
Transaction costs	1,362	-	372	-
Adjusted EBITDA(a)	$191,629	$18,601	$175,676	$17,695

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Fiscal Year Ended March 31,
(Amounts in thousands)	2018	2017
Net cash provided by operating activities	$137,120	$104,239
Capital expenditures	(41,709)	(46,676)
Free cash flow	$95,411	$57,563